Exhibit 3.3

UNANIMOUS WRITTEN CONSENT IN LIEU OF MEETING OF

THE BOARD OF DIRECTORS

OF

APOLLO INFRASTRUCTURE ACQUISITION, CORP.

Dated as of February 23, 2021

The undersigned, being all of the members of the board of directors (the “Board of Directors”) of Apollo Infrastructure Acquisition, Corp., a Delaware corporation (the “Corporation”), in accordance with Article III, Section 8 of the bylaws of the Corporation, and pursuant to Section 141(f) of the General Corporation Law of the State of Delaware (the “DGCL”), as amended, hereby consent to, adopt and approve, by written consent, the following resolutions:

I.	Charter Amendment.

WHEREAS, the Board of Directors has determined that it is in the best interests of the Corporation and its stockholders to amend the Certificate of Incorporation of the Corporation (as in effect on the date hereof, the “Charter”) as set forth in the form attached as Exhibit A (the “Charter Amendment”), the only change to the Charter effected by the Charter Amendment being to change the Corporation’s corporate name to Acropolis Infrastructure Acquisition Corp.;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors unanimously approves the Charter Amendment (the terms of which hereby are incorporated by reference herein) and declares its advisability; and be it further

RESOLVED, that, subject to the immediately following resolution, James R. Crossen (the “Authorized Officer”) be, and hereby is, authorized to execute, deliver and file the Charter Amendment with the office of the Secretary of State of the State of Delaware (the “Delaware Office”) and to pay any fees related to such filing, without requirement of obtaining stockholder approval in accordance with Section 242(b)(1) of the DGCL; and be it further

RESOLVED, that, at any time prior to the effectiveness of the filing of the Charter Amendment with the Delaware Office, the Board of Directors hereby reserves the right to abandon the Charter Amendment, and upon any such abandonment the Authorized Officer shall cease to be authorized to execute, deliver or file with the Delaware Office the Charter Amendment.

II.	General Authorization.

RESOLVED, that the Authorized Officer, be, and hereby is, authorized, in the name and on behalf of the Corporation, to effect the actions authorized herein (collectively, the “Actions”), and to execute, file and deliver any other agreements, documents or amendments related thereto or required thereby, containing such terms and conditions, setting forth such rights and obligations and otherwise addressing or dealing with such subjects or matters determined to be necessary, appropriate or desirable by any officer executing or delivering the same, the execution or delivery thereof by such officer to be conclusive evidence of such determination, and to do all such other acts or deeds as are or as are deemed by such officer to be necessary, appropriate or desirable to effectuate the intent of, or matters reasonably contemplated or implied by, this resolution and the foregoing resolutions; and it is further

RESOLVED, that all actions previously taken by any representative, director, manager, officer, employee or agent of the Corporation in connection with or related to the matters set forth in or reasonably contemplated or implied by the foregoing resolutions be, and each of them hereby is, adopted, ratified, confirmed and approved in all respects as the acts and deeds of the Corporation.

Geoffrey D. Strong

Dylan Foo

[Signature Page to Written Consent of the Board of Directors of Apollo Infrastructure Acquisition, Corp.]

Exhibit A

Certificate of Amendment to the Certificate of Incorporation of the Corporation